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Exhibit 5.1

[LETTERHEAD OF PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP]

May 30, 2003

Carnival plc
Carnival House
5 Gainsford Street
London, SE1 2NE

Carnival Corporation
Carnival plc
 Registration Statement on Form S-4

Ladies and Gentlemen:

        In connection with the above-captioned Registration Statement on Form S-4 (the "Registration Statement") filed jointly by Carnival Corporation, a Panamanian corporation ("Carnival Corporation"), and Carnival plc, a public limited company existing under the laws of England and Wales ("Carnival plc"), with the Securities and Exchange Commission (the "Commission") on May 30, 2003, under the Securities Act of 1933 (the "Act"), and the rules and regulations under the Act, we have been requested to render our opinion as to the legality of certain of the securities being registered under the Registration Statement. The Registration Statement registers under the Act:

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  Carnival plc's $284,750,000 aggregate principal amount of 7.30% Notes due 2007 (as amended, the "Notes") and Carnival plc's $192,000,000 aggregate principal amount of 7.875% Debentures due 2027 (as amended, the "Debentures" and, together with the Notes, the "Securities"), which have been issued under an Indenture (the "Indenture") among Carnival plc, P&O Princess Cruises International Limited and The Bank of New York, as trustee (the "Trustee"), dated as of October 23, 2000, and are to be amended by a Supplemental Indenture (the "Supplemental Indenture") among those same parties, which will be executed at the closing of the consent solicitation described in the Registration Statement (the "Consent Solicitation"); and

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  a guarantee of Carnival plc's obligations under the Securities and the Indenture, as supplemented by the Supplemental Indenture, by Carnival Corporation pursuant to the Carnival Corporation Deed of Guarantee between Carnival Corporation and Carnival plc, dated as of April 17, 2003 (the "Deed of Guarantee"), as amended by the Agreement Relating to the Carnival Corporation Deed of Guarantee (the "Deed Agreement"), to be executed by Carnival Corporation and Carnival plc at the closing of the Consent Solicitation.

        In connection with this opinion, we have examined originals, conformed copies or photocopies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

            (i)  the Registration Statement;

           (ii)  the Indenture;

          (iii)  the form of Supplemental Indenture included as Exhibit 4.3 to the Registration Statement; and

          (iv)  the form of the Securities attached to the Indenture.

        In addition, we have examined those certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinion expressed below. We have also relied as to matters of fact upon certificates of public officials and the officers of Carnival plc.

        In our examination of the Documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the Documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

        We have also assumed, without independent investigation, (i) that Carnival plc is validly existing and in good standing under the laws of its jurisdiction of formation, (ii) that Carnival plc has all necessary public limited company power and authority to execute, deliver and perform its obligations under, the Indenture, the Supplemental Indenture and the Securities, (iii) that the execution, delivery and performance of the Indenture, the Supplemental Indenture and the Securities have been duly authorized by all necessary public limited company action by Carnival plc and do not violate the memorandum of association, articles of association or other organizational documents of Carnival plc or the laws of England and Wales applicable thereto, (iv) the due execution and delivery of the Supplemental Indenture (in the form attached as Exhibit 4.3 to the Registration Statement) by all parties thereto, (v) the receipt by the Trustee, in the Consent Solicitation, of all consents by holders of the Securities that are required under the Indenture for the due execution of the Supplemental Indenture by the Trustee and (vi) the enforceability of the Indenture, the Supplemental Indenture and the Securities against all parties thereto other than Carnival plc.

        Based on the foregoing, and subject to the assumptions, exceptions and qualifications set forth herein, we are of the opinion that, when the Supplemental Indenture is duly executed and delivered by the parties thereto in the form attached as an exhibit to the Registration Statement, the Securities will constitute valid and legally binding obligations of Carnival plc and enforceable against Carnival plc in accordance with their terms, except that the enforceability of the Securities may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

        The opinion expressed above is limited to the laws of the State of New York. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect. Except as set forth herein, this letter is not to be relied upon by any other person without our prior written authorization.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required by the Act or by the rules and regulations under the Act.

Very truly yours,
/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

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  Exhibit 5.1